Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Posts Strong Second-Quarter 2020 Earnings Growth

•Second-quarter 2020 consolidated revenue of $256.1 million, up 4% year-over-year
•Consolidated operating earnings of $24.5 million, up $20.4 million year-over-year, and adjusted EBITDA* of $62.3 million, up 44% year-over-year
•Net earnings of $0.04 per diluted share compared to a net loss of $0.36 per diluted share in the second-quarter of 2019
•Year-to-date 2020 cash flow from operations of $233.9 million, up $122.0 million from prior-year period
•Continue to manage health risk of COVID-19 as an essential business; all production sites fully operational
•Maintaining full-year 2020 adjusted EBITDA* outlook of $330 million to $370 million

OVERLAND PARK, Kan. (Aug. 4, 2020) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported significant year-over-year increases in second-quarter 2020 operating earnings and adjusted EBITDA* driven by strong growth in our Salt and Plant Nutrition South America segments as well as improved execution across the company.

Net earnings for the second quarter of 2020 were $1.7 million, or $0.04 per diluted share, compared to a net loss of $11.8 million, or $0.36 per diluted share, in the prior-year second quarter. This improvement was driven by a year-over-year improvement in operating earnings of $20.4 million partially offset by increases in interest and foreign exchange losses.

“Our strong results this quarter, achieved while facing the challenges of the COVID-19 pandemic, demonstrate the essential nature of our products, the resiliency of the core markets we serve and the deep commitment of our employees to safely serve our customers' needs and execute on our strategic initiatives,” said Kevin S. Crutchfield, Compass Minerals president and CEO. “While we acknowledge the uncertainties that lie ahead given the ongoing pandemic, we are maintaining a sharp focus on those things we can control - operating safely and efficiently and executing on our enterprise-wide optimization efforts - in order to deliver value for our shareholders, customers and communities.”

*EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA and adjusted net earnings are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Compass Minerals Reports Second Quarter Earnings

SALT BUSINESS SUMMARY
Second-quarter 2020 Salt segment revenue totaled $121.8 million, an 8% increase from prior-year results, as sales volumes increased 9% from prior-year results while average selling prices declined 1%. Highway deicing sales volumes increased 18% from second-quarter 2019 results primarily due to customer purchasing of minimum highway deicing contract obligations following the mild winter. Consumer and industrial sales volumes declined 9% year-over-year primarily due to COVID-19 related impacts on non-deicing salt products demand. Highway deicing average sales price increased 11% due to improved North America highway deicing contract pricing and consumer and industrial pricing remained relatively flat with the prior-year period.

Salt segment operating earnings increased 103% to $29.7 million from second-quarter 2019 results of $14.6 million, while EBITDA grew 60% to $46.9 million. The prior-year results included $2.8 million of unusually high logistics costs due to Mississippi river flooding. Excluding these costs, second-quarter 2020 operating earnings and EBITDA increased 71% and 46% respectively year-over-year. Salt segment operating margin expanded to 24.4% from 13.0% in the prior year and adjusted EBITDA margin improved to 38.5% from 28.6%. These results were driven by continued improvement in Goderich production rates as well as lower per-unit logistics costs, increased highway deicing pricing and a favorable sales mix compared to second-quarter 2019 results.

Bid Season Update
Approximately 75% of our North American highway deicing bidding process for the 2020-2021 winter season has been completed. Reduced bid volumes following the mild 2019-2020 winter and elevated producer inventory levels have created a competitive pricing environment. Given bid results awarded to date, the company expects its average contract price for the upcoming winter season will decline approximately 11% from prior-season’s results. This follows two consecutive seasons of bid price increases of 8% and 18%. The company also expects that its total committed bid volumes will increase by approximately 8% compared to prior-year results reflecting its improved supply position due to better production rates at the Goderich mine.

PLANT NUTRITION BUSINESS SUMMARY
Improved crop conditions in North America and the continued strength of crop economics in Brazil produced robust demand for the company's specialty plant nutrition products in North and South America during the second quarter of 2020. As a result, second-quarter 2020 sales volumes significantly increased from prior-year levels.

Plant Nutrition North America segment revenue in the second quarter of 2020 totaled $55.1 million, up 15% from prior-year results which were negatively impacted by wet weather in key North American markets. Sales volumes increased 20% while average selling prices declined approximately 5% compared to 2019 second-quarter results. Operating earnings increased 11% to $5.1 million from $4.6 million in the second quarter of 2019, while EBITDA totaled $15.3 million compared to $15.5 million in prior-year period. Operating earnings benefited

Compass Minerals Reports Second Quarter Earnings

from increased sales volumes and lower depreciation expense, partially offset by lower average selling prices.

Plant Nutrition South America segment second-quarter 2020 revenue totaled $76.9 million, a 6% decrease from 2019 results as a 12% increase in sales volumes was more than offset by a 16% decline in average selling prices, which was due to the weakening of the Brazilian Real. In local currency, revenue grew 28% and average selling prices increased 15% from second-quarter 2019 results. Both agriculture and chemical solutions sales volumes increased compared to the second quarter of 2019. Operating earnings improved to $8.9 million compared to $1.7 million in the second quarter of 2019, while EBITDA of $13.5 million increased $6.3 million from prior year results. Similar to the first quarter, these results were primarily driven by increased agriculture product sales, which have benefited from improved farmer economics and fertilizer affordability compared to prior year. In addition, increased demand for sanitation products in light of COVID-19 as well as an improved product sales mix compared to the 2019 second quarter drove improved profitability for the chemical solutions business.

OTHER FINANCIAL HIGHLIGHTS
The company reported a second-quarter 2020 loss on foreign exchange of $5.0 million compared to a loss of $4.1 million in the prior-year quarter.

Interest expense increased $0.4 million from second-quarter 2019 levels to $17.2 million as a result of a higher blended interest rate, partially offset by lower total borrowings.

Cash flow from operations for the first six months of 2020 totaled $233.9 million, more than double the prior-year results. In addition to increased net income, continued working capital improvements contributed to our results.

The company ended the quarter with about $67 million in cash and approximately $59 million drawn on its $300 million revolving credit facility. The company's leverage ratio (net debt-to-EBITDA) as calculated under its credit agreement was 3.5x at the end of the 2020 second quarter.

During the second quarter of 2020, the company further enhanced its liquidity position by entering into a revolving U.S. accounts receivable financing facility of up to $100 million with a maturity date of June 2023. The facility provides increased, low-cost borrowing capacity and enhanced flexibility to our balance sheet.

COVID-19 IMPACT AND OUTLOOK
In light of continued concern over the spread of COVID-19, the company has maintained multiple precautions and safety measures to ensure the well-being of its employees, its customers and all communities. To date, we have not experienced material production disruptions directly related to COVID-19 at any of our sites across our global operations, although our U.K. mine was idled for 7 weeks due to mild winter weather and U.K.

Compass Minerals Reports Second Quarter Earnings

government guidance on COVID-19 preventive measures. In addition to incremental costs associated with our operational precautions to meet COVID-19 challenges, we experienced lost sales in the second quarter of 2020 due to manufacturing outages and retail disruptions primarily for non-deicing salt products. In total, we estimate that these impacts totaled approximately $3 million in the second quarter of 2020.

We expect second-half 2020 Salt segment revenue and EBITDA to be similar to second-half 2019 results as an increase in expected sales volumes and lower production costs are projected to offset a year-over-year decline in highway deicing prices.

In the Plant Nutrition North America segment, we expect second-half 2020 revenue and EBITDA to be similar to second-half 2019 results. We currently expect a modest year-over-year decline in second-half 2020 sales volumes, although an increase in micronutrient demand compared to the second half of 2019 is expected to drive an improvement in average selling prices during this period.

Our Plant Nutrition South America segment is expected to continue generating year-over-year growth in local currency in both revenue and EBITDA during the second half of 2020. Our reported results, however, are expected to be lower compared to second-half 2019 results due to a weaker Brazilian Real compared to prior year.

Given our segment outlooks for the rest of the year, we are maintaining our full-year adjusted EBITDA guidance of $330 million to $370 million.

2020 OUTLOOK: FULL YEAR ADJUSTED EBITDA: $330 million to $370 million
	2H20	FY20
Salt Segment
Volume		10.7 million to 11.1 million tons
Revenue	$450 million to $490 million
EBITDA	$125 million to $145 million
Plant Nutrition North America Segment
Volume		340,000 to 365,000 tons
Revenue	$110 million to $130 million
EBITDA	$37 million to $45 million
Plant Nutrition South America Segment
Volume		800,000 to 900,000 tons
Revenue	$200 million to $230 million
EBITDA	$40 million to $50 million
Corporate
Corporate and other expense*		$50 million to $52 million
Interest expense		$76 million to $78 million
Depreciation, depletion and amortization		$135 million to $138 million
Capital expenditures		$95 million to $100 million
Effective tax rate		~29%
*excludes depreciation, amortization and stock-based compensation.

Compass Minerals Reports Second Quarter Earnings

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, Aug. 5, 2020, at 10 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 877-614-0009. Callers must provide the conference ID number 7938912. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Theresa L. Womble	Rick Axthelm
Director of Investor Relations	SVP, Communications & Corporate Affairs
+1.913.344.9362	+1.913.344.9198
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA, EBITDA margin, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and adjusted EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating

Compass Minerals Reports Second Quarter Earnings

earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and adjusted EBITDA margin exclude stock-based compensation. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of these measures as used by management and a reconciliation to comparable GAAP measures is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company's ability to operate safely and efficiently, execute enterprise-wide optimization efforts and deliver value; bid season results; impacts of the COVID-19 pandemic; production costs; prices; demand; foreign currency rates; and the company’s outlook for the second half of 2020 and the full year of 2020, including its expectations regarding EBITDA, volumes, revenue, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 pandemic, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost saving or enterprise optimization initiatives, and (vi) the outcome of the company’s strategic evaluation of the Plant Nutrition South America business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2020 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Net Earnings (Loss), Excluding Special Item (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net earnings (loss)	$1.7	$(11.8)	$29.3	$(4.2)
Logistics impact due to flooding, net of tax(1)	—	2.1	—	2.1
Net earnings (loss), excluding special item	$1.7	$(9.7)	$29.3	$(2.1)
(1) The company incurred $2.8 million ($2.1 million, net of tax) of additional logistics costs related to flooding along the Mississippi  River.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating earnings	$24.5	$4.1	$68.7	$37.3
Logistics impact from flooding(1)	—	2.8	—	2.8
Adjusted operating earnings	$24.5	$6.9	$68.7	$40.1
Sales	256.1	245.2	670.0	648.9
Adjusted operating margin	9.6%	2.8%	10.3%	6.2%
(1) The company incurred additional logistics costs related to flooding along the Mississippi River.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net earnings (loss)	$1.7	$(11.8)	$29.3	$(4.2)
Interest expense	17.2	16.8	36.2	33.0
Income tax expense (benefit)	1.2	(4.4)	12.9	0.5
Depreciation, depletion and amortization	34.9	33.9	68.0	68.9
EBITDA	$55.0	$34.5	$146.4	$98.2
Adjustments to EBITDA:
Stock-based compensation - non cash	2.7	2.3	5.1	3.4
Loss (gain) on foreign exchange	5.0	4.1	(9.3)	9.0
Logistics impact from flooding(1)	—	2.8	—	2.8
Other income, net(2)	(0.4)	(0.5)	(0.3)	(1.0)
Adjusted EBITDA	$62.3	$43.2	$141.9	$112.4
(1)The company incurred additional logistics costs related to flooding along the Mississippi river.
(2)Primarily includes interest income.

Compass Minerals Reports Second Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$121.8	$112.6	$409.6	$419.0
Operating earnings	$29.7	$14.6	$86.6	$66.9
Operating margin	24.4%	13.0%	21.1%	16.0%
Adjusted operating earnings(1)	$29.7	$17.4	$86.6	$69.7
Adjusted operating margin(1)	24.4%	15.5%	21.1%	16.6%
EBITDA(1)	$46.9	$29.4	$118.4	$97.0
EBITDA(1) margin	38.5%	26.1%	28.9%	23.2%
Adjusted EBITDA(1)	$46.9	$32.2	$118.4	$99.8
Adjusted EBITDA(1) margin	38.5%	28.6%	28.9%	23.8%
Sales volumes (in thousands of tons):
Highway deicing	1,021	865	4,125	4,408
Consumer and industrial	400	438	869	989
Total salt	1,421	1,303	4,994	5,397
Average sales prices (per ton):
Highway deicing	$60.32	$54.17	$67.08	$60.25
Consumer and industrial	$150.77	$150.02	$152.97	$155.15
Total salt	$85.77	$86.41	$82.02	$77.63
(1)See reconciliations below.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$29.7	$14.6	$86.6	$66.9
Logistics impact due to flooding(1)	—	2.8	—	2.8
Segment adjusted operating earnings	$29.7	$17.4	$86.6	$69.7
Segment sales	121.8	112.6	409.6	419.0
Segment adjusted operating margin	24.4%	15.5%	21.1%	16.6%
(1) The company incurred additional logistics costs related to flooding along the Mississippi River.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$29.7	$14.6	$86.6	$66.9
Depreciation, depletion and amortization	17.2	14.8	31.8	30.1
Segment EBITDA	$46.9	$29.4	$118.4	$97.0
Logistics impact due to flooding(1)	—	2.8	—	2.8
Segment adjusted EBITDA	$46.9	$32.2	$118.4	$99.8
Segment sales	121.8	112.6	409.6	419.0
Segment EBITDA margin	38.5%	26.1%	28.9%	23.2%
Segment Adjusted EBITDA margin	38.5%	28.6%	28.9%	23.8%
(1) The company incurred additional logistics costs related to flooding along the Mississippi River.

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$55.1	$48.1	$115.7	$85.3
Operating earnings	$5.1	$4.6	$10.3	$3.0
Operating margin	9.3%	9.6%	8.9%	3.5%
EBITDA(1)	$15.3	$15.5	$31.0	$25.5
EBITDA(1) margin	27.8%	32.2%	26.8%	29.9%
Sales volumes (in thousands of tons)	89	74	185	131
Average sales price (per ton)	$618	$649	$625	$652
(1)EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$5.1	$4.6	$10.3	$3.0
Depreciation, depletion and amortization	10.2	10.9	20.7	22.5
Segment EBITDA	$15.3	$15.5	$31.0	$25.5
Segment sales	55.1	48.1	115.7	85.3
Segment EBITDA margin	27.8%	32.2%	26.8%	29.9%

Compass Minerals Reports Second Quarter Earnings

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$76.9	$82.1	$139.7	$139.8
Operating earnings (loss)	$8.9	$1.7	$9.2	$(0.9)
Operating margin	11.6%	2.1%	6.6%	(0.6)%
EBITDA(1)	$13.5	$7.2	$18.7	$10.1
EBITDA(1) margin	17.6%	8.8%	13.4%	7.2%
Sales volumes (in thousands of tons)
Agriculture	127	109	195	161
Chemical solutions	85	80	175	162
Total sales volumes	212	189	370	323
Average sales prices (per ton):
Agriculture	$483	$556	$524	$596
Chemical solutions	$184	$266	$214	$270
Total Plant Nutrition South America	$363	$433	$377	$432
(1)EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reported GAAP segment operating earnings (loss)	$8.9	$1.7	$9.2	$(0.9)
Depreciation, depletion and amortization	4.4	5.4	9.4	11.0
Net earnings in equity method investee	0.2	0.1	0.1	—
Segment EBITDA	$13.5	$7.2	$18.7	$10.1
Segment sales	76.9	82.1	139.7	139.8
Segment EBITDA margin	17.6%	8.8%	13.4%	7.2%

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$256.1	$245.2	$670.0	$648.9
Shipping and handling cost	40.5	48.0	142.3	160.9
Product cost	149.3	151.4	374.1	369.6
Gross profit	66.3	45.8	153.6	118.4
Selling, general and administrative expenses	41.8	41.7	84.9	81.1
Operating earnings	24.5	4.1	68.7	37.3
Other expense (income):
Interest expense	17.2	16.8	36.2	33.0
Net earnings in equity investee	(0.2)	(0.1)	(0.1)	—
Loss (gain) on foreign exchange	5.0	4.1	(9.3)	9.0
Other, net	(0.4)	(0.5)	(0.3)	(1.0)
Earnings (loss) before income taxes	2.9	(16.2)	42.2	(3.7)
Income tax expense (benefit)	1.2	(4.4)	12.9	0.5
Net earnings (loss)	$1.7	$(11.8)	$29.3	$(4.2)
Basic net earnings (loss) per common share	$0.04	$(0.36)	$0.85	$(0.14)
Diluted net earnings (loss) per common share	$0.04	$(0.36)	$0.84	$(0.14)
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,915	33,883	33,903	33,878
Diluted	33,915	33,883	33,903	33,878
(1)Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 411,000 and 412,000 weighted participating securities for the three and six months ended June 30, 2020, respectively, and 319,000 and 276,000 weighted participating securities for the three and six months ending June 30, 2019, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	June 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$67.2	$34.7
Receivables, net	168.6	342.4
Inventories	325.1	311.5
Other current assets	59.5	96.4
Property, plant and equipment, net	948.0	1,030.8
Intangible and other noncurrent assets	517.4	627.4
Total assets	$2,085.8	$2,443.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$39.0	$52.1
Other current liabilities	222.0	243.8
Long-term debt, net of current portion	1,247.5	1,363.9
Deferred income taxes and other noncurrent liabilities	233.7	253.8
Total stockholders' equity	343.6	529.6
Total liabilities and stockholders' equity	$2,085.8	$2,443.2

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$233.9	$111.9

Cash flows from investing activities:
Capital expenditures	(42.7)	(49.8)
Other, net	(1.3)	(1.0)

Net cash used in investing activities	(44.0)	(50.8)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	64.2	172.9
Principal payments on revolving credit facility borrowings	(165.2)	(199.1)
Proceeds from issuance of long-term debt	22.2	20.1
Principal payments on long-term debt	(21.7)	(11.8)
Dividends paid	(49.5)	(49.2)
Deferred financing costs	(0.1)	—
Shares withheld to satisfy employee tax obligations	(0.7)	(0.3)
Other, net	(0.9)	(0.6)

Net cash used in financing activities	(151.7)	(68.0)
Effect of exchange rate changes on cash and cash equivalents	(5.7)	0.3
Net change in cash and cash equivalents	32.5	(6.6)
Cash and cash equivalents, beginning of the year	34.7	27.0

Cash and cash equivalents, end of period	$67.2	$20.4

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended June 30, 2020	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$121.8	$55.1	$76.9	$2.3	$256.1
Intersegment sales	—	2.4	0.2	(2.6)	—
Shipping and handling cost	29.7	7.6	3.2	—	40.5
Operating earnings (loss)	29.7	5.1	8.9	(19.2)	24.5
Depreciation, depletion and amortization	17.2	10.2	4.4	3.1	34.9
Total assets (as of end of period)	943.2	545.0	553.8	43.8	2,085.8

Three Months Ended June 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$112.6	$48.1	$82.1	$2.4	$245.2
Intersegment sales	—	2.6	1.1	(3.7)	—
Shipping and handling cost	37.6	6.5	3.9	—	48.0
Operating earnings (loss)	14.6	4.6	1.7	(16.8)	4.1
Depreciation, depletion and amortization	14.8	10.9	5.4	2.8	33.9
Total assets (as of end of period)	905.2	565.3	731.5	118.9	2,320.9

Six Months Ended June 30, 2020	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$409.6	$115.7	$139.7	$5.0	$670.0
Intersegment sales	—	2.7	0.3	(3.0)	—
Shipping and handling cost	119.5	16.6	6.2	—	142.3
Operating earnings (loss)	86.6	10.3	9.2	(37.4)	68.7
Depreciation, depletion and amortization	31.8	20.7	9.4	6.1	68.0

Six Months Ended June 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$419.0	$85.3	$139.8	$4.8	$648.9
Intersegment sales	—	3.1	2.6	(5.7)	—
Shipping and handling cost	141.3	12.5	7.1	—	160.9
Operating earnings (loss)	66.9	3.0	(0.9)	(31.7)	37.3
Depreciation, depletion and amortization	30.1	22.5	11.0	5.3	68.9
(1)Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.